EXHIBIT 10.5(b)(i)
TRUST AGREEMENT
Between

THE SCOTTS COMPANY
And
FIDELITY MANAGEMENT TRUST COMPANY

THE SCOTTS COMPANY NONQUALIFIED DEFERRED COMPENSATION
TRUST
Dated as of January 1, 1998

TABLE OF CONTENTS

Section	Page
1 Trust	2
(a) Establishment
(b) Grantor Trust
(c) Trust Assets
(d) Non-Assignment
(e) Irrevocability
(f) Income

2 Payments to Sponsor	3

3 Disbursements	3
(a) Directions from Sponsor
(b) Plan Claims
(c) Limitations

4 Investment of Trust	4
(a) Selection of investment Options
(b) Available Investment Options
(c) Investment Directions
(d) Mutual Funds
(e) Sponsor Stock
(f) Trustee Powers

5 Recordkeeping and Administrative Services to Be Performed	10
(a) General
(b) Accounts
(c) Inspection and Audit
(d) Effect of Plan Amendment
(e) Returns, Reports and Information

6 Compensation and Expenses	11

7 Directions and Indemnification	11
(a) Identity of Administrator
(b) Directions from Administrator
(c) Directions from Participants
(d) Indemnification
(e) Survival

8 Resignation or Removal of Trustee	12
(a) Resignation
(b) Removal
(c) Transfer of Trust Assets
(d) Successor

9 Successor Trustee	13
(a) Appointment

i

Section	Page
9 Successor Trustee
(b) Acceptance
(c) Corporate Action

10 Termination	13

11 Resignation, Removal, and Termination Notices	13

12 Duration	13

13 Insolvency of Sponsor	13

14 Amendment or Modification	15

15 General	15
(a) Performance by Trustee, its Agents or Affiliates
(b) Entire Agreement
(c) Waiver
(d) Successors and Assigns
(e) Partial Invalidity
(f) Section Headings

16 Governing Law	16
(a) Massachusetts Controls
(b) Trust Agreement Controls

Schedules

A. Recordkeeping and Administrative Services
B. Fee Schedule
C. Administrator’s Authorization Letter
D. Telephone Exchange Guidelines
E. Operational Guidelines for Non-Fidelity Mutual Funds

ii

     TRUST AGREEMENT, dated as of the 1st day of January, 1998, between THE SCOTTS COMPANY, a Delaware corporation, having an office at 14111 Scottslawn Road, Marysville, OH 43041 (the “Sponsor”), and FIDELITY MANAGEMENT TRUST COMPANY, a Massachusetts trust company, having an office at 82 Devonshire Street, Boston, Massachusetts 02109 (the “Trustee”).
WITNESSETH:
     WHEREAS, the Sponsor is the sponsor of The Scotts Company Nonqualified Deferred Compensation Plan (the “Plan”); and
     WHEREAS, the Sponsor desires to establish an irrevocable trust (the “Trust”, as hereinafter defined) with the Trustee as trustee, and contribute to the Trust assets that shall be held therein, subject to the claims of Sponsor’s creditors in the event of Sponsor’s Insolvency, as herein defined, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan; and
     WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”); and
     WHEREAS, it is the intention of the Sponsor to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan; and
     WHEREAS, the Trustee is willing to hold and invest the aforesaid plan assets in trust among several investment options selected by the Sponsor; and
     WHEREAS, the Sponsor wishes to have the Trustee perform certain ministerial recordkeeping and administrative functions under the Trust; and
     WHEREAS, the Administrative Committee (the “Administrator”) is the administrator of the Plan; and

     WHEREAS, the Trustee is willing to perform recordkeeping and administrative services for the Trust if the services are purely ministerial in nature and are provided within a framework of provisions, guidelines and interpretations conveyed in writing to the Trustee by the Administrator.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth below, the Sponsor and the Trustee agree as follows:
Section 1. Trust.
     (a) Establishment. The Sponsor establishes The Scotts Company Nonqualified Deferred Compensation Trust (the “Trust”), with the Trustee. The Trust shall consist of an initial contribution of money made by the Sponsor which shall become the principal of the Trust. The Trust shall also include any additional sums of money as shall from time to time be delivered to the Trustee by the Sponsor, all investments made therewith and proceeds thereof, and all earnings and profits thereon, less the payments that are made by the Trustee as provided herein, without distinction between principal and income. The Trustee hereby accepts the Trust and agrees that it shall be held, administered and disposed of by the Trustee as provided in this Trust Agreement. In accepting this Trust, the Trustee shall be accountable for the assets received by it, subject to the terms and conditions of this Trust Agreement.
     (b) Grantor Trust. The Trust is intended to be a grantor trust, of which the Sponsor is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.
     (c) Trust Assets. The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of the Sponsor and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against the Sponsor. Any assets held by the Trust will be subject to the claims of the Sponsor’s general creditors under federal and state law in the event of Insolvency, as defined in Section 13(a).
     (d) Non-Assignment. Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered, or subjected to attachment, garnishment, levy, execution, or other legal or equitable process.

     (e) Irrevocability. The Trust hereby established shall be irrevocable.
     (f) Income. During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.
Section 2. Payments to Sponsor. Except as provided under Section 13, the Sponsor shall have no right or power to direct the Trustee to return to the Sponsor or to divert to others any of the Trust assets before all payment of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plan.
Section 3. Disbursements.
     (a) Directions from Sponsor. The Sponsor shall deliver to the Trustee a schedule (the “Payment Schedule”) that indicates the amounts payable in respect of each Plan participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to the Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan), and the time of commencement for payment of such amounts. Except as otherwise provided herein, the Trustee shall make payments to the Plan participants and their beneficiaries in accordance with such Payment Schedule. The Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by the Sponsor. The Trustee shall have no responsibility to ascertain any direction’s compliance with the terms of the Plan or of any applicable law.
     (b) Plan Claims. The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan shall be determined by the Administrator and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.
     (c) Limitations. The Sponsor may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plan. The Sponsor shall notify the Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to participants or their beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, the Sponsor shall make the balance of each such payment as it falls due. The

Trustee shall notify the sponsor if principal and earnings are not sufficient. The Trustee shall not be required to make any disbursement in cash unless the Administrator has provided a written direction as to the assets to be converted to cash for the purpose of making the disbursement.
Section 4. Investment of Trust.
     (a) Selection of investment Options. The Trustee shall have no responsibility for the selection of investment options under the Trust and shall not render investment advice to any person in connection with the selection of such options.
     (b) Available Investment Options. The Sponsor shall direct the Trustee as to what investment option(s) the Trust shall be invested in subject to the following limitations. The Sponsor may determine to offer as investment options only (i) publicly-traded common stock issued by the Sponsor (“Sponsor Stock”), and (ii) securities issued by any investment companies advised by Fidelity Management & Research Company and certain investment companies not advised by Fidelity Management & Research Company (“Mutual Funds”) identified on Schedule “A” attached hereto; provided, however, that the Trustee shall not be considered a fiduciary with investment discretion. The Sponsor may add additional investment options upon notification of the Trustee and upon amendment of this Trust Agreement and the Schedules thereto to reflect such additions.
     (c) Investment Directions. In order to provide for an accumulation of assets comparable to the contractual liabilities accruing under the Plan, the Sponsor may direct the Trustee to invest the assets held in the Trust to correspond to the hypothetical investments made for Participants under the Plan. To the extent that the Sponsor elects to direct investments of the Trust in this manner, directions regarding hypothetical Plan investments may be made by Plan participants by use of the Telephone Exchange System (as described in Schedule “D”) maintained for such purpose by the Trustee or its agent. In the event that the Trustee fails to receive an investment direction, the assets in question shall be invested in the Fidelity Retirement Money Market Fund until the Trustee receives a direction.
     (d) Mutual Funds. The Sponsor hereby acknowledges that it has received from the Trustee a copy of the prospectus for each Mutual Fund selected by the Sponsor as a Plan investment option. Trust investments in Mutual Funds shall be subject to the following limitations:

          (i) Execution of Purchases and Sales. Purchases and sales of Mutual Funds (other than for exchanges) shall be made on the date on which the Trustee receives from the Sponsor in good order all information and documentation necessary to accurately effect such purchases and sales (or in the case of a purchase, the subsequent date on which the Trustee has received a wire transfer of funds necessary to make such purchase). Exchanges of Mutual Funds shall be made on the same business day that the Trustee receives a proper direction if received before 4:00 p.m. eastern time; if the direction is received after 4:00 p.m. eastern time, the exchange shall be made the following day. Notwithstanding any provision contained herein, transactions involving Mutual Funds not advised by Fidelity Management & Research Company shall follow the procedures set forth in Schedule “E” attached hereto.
          (ii) Voting. At the time of mailing of notice of each annual or special stockholders’ meeting of any Mutual Fund, the Trustee shall send a copy of the notice and all proxy solicitation materials to the Administrator, together with a voting direction form for return to the Trustee or its designee. The Administrator shall have the right to direct the Trustee as to the manner in which the Trustee is to vote the shares held in the Trust. The Trustee shall vote the shares held in the Trust in the same manner as directed by the Administrator. The Trustee shall not vote shares for which it has received no directions from the Administrator. With respect to all other rights regarding the Mutual Funds held in the Trust, the Trustee shall follow the directions of the Administrator. The Trustee shall have no additional duty to solicit directions from the Administrator.
     (e) Sponsor Stock. Trust investments in Sponsor Stock shall be made via the Sponsor Stock Fund (the “Stock Fund”). Investments in the Stock Fund shall consist primarily of shares of Sponsor Stock. In order to satisfy daily participant exchange or withdrawal requests for transfers and payments, the Stock Fund shall also include cash or short-term liquid investments in accordance with this paragraph. Such holdings will include Fidelity Institutional Cash Portfolios: Money Market Portfolio: Class I or such other Mutual Fund or commingled money market pool as agreed to by the Sponsor and Trustee. The Named Fiduciary shall, after consultation with the Trustee, establish and communicate to the Trustee in writing a target percentage and drift allowance for such short-term liquid investments. The Trustee shall be responsible for ensuring that the actual cash held in the Stock Fund falls within the agreed upon range over time. Trust interests in the Stock Fund shall be measured in units of participation, rather than shares of Sponsor Stock. Such units shall represent a proportionate interest in all of the assets of the Stock Fund, which includes shares of Sponsor Stock, short-temp investments and at times, receivables for dividends and/or Sponsor Stock sold and payables for Sponsor Stock purchased. The Trustee shall determine a daily net asset value (“NAV”) for each unit outstanding of the Stock Fund. Valuation of the Stock Fund shall be based upon the 4:00 p.m. New York Stock Exchange (“NYSE”) closing price of the stock, or if unavailable, the latest available price as reported by the principal national securities exchange on which the Sponsor Stock is traded. The NAV shall be adjusted by dividends paid on the shares of Sponsor Stock held by the Stock Fund, gains or losses realized on sales of Sponsor Stock, appreciation or depreciation in the market price of those shares owned, and interest on the short-term investments held by the Stock Fund, expenses that, pursuant to Sponsor direction, the Trustee accrues from the Stock Fund, and commissions on purchases and sales of Sponsor Stock. Trust investments in Sponsor Stock shall be subject to the following limitations:
          (i) Acquisition Limit. The Trust shall be invested in Sponsor Stock to the extent necessary to comply with investment directions under Section 4 of this Agreement. The Sponsor shall have the responsibility to determine and monitor the suitability of Sponsor Stock as an investment medium under the Trust.
          (ii) Execution of Purchases and Sales.
               (A) Transactions. Purchases and sales of units in the Sponsor Stock Fund shall be made on the date on which the Trustee receives from the Sponsor in good order all information and documentation necessary to accurately effect such purchases and sales (or, in the case of purchases, the subsequent date on which the Trustee has received a wire transfer of the funds necessary to make such purchases). Exchanges of units in the Stock Fund shall be made in accordance with the Telephone Exchange Guidelines attached hereto as Schedule “D”. Purchases and sales of Sponsor Stock for the Stock Fund shall be made on the open market as necessary to maintain the target cash percentage and drift allowances for the Stock Fund, unless the following applies:
                    (1) the Trustee is unable to determine the number of shares required to be purchased or sold on such day; or
                    (2) If the Trustee is unable to purchase or sell the total number of shares required to be purchased or sold on such day as a result of market conditions; or

                    (3) If the Trustee is prohibited by the Securities and Exchange Commission, the New York Stock Exchange, or any other regulatory body from purchasing or selling any or all of the shares required to be purchased or sold on such days.
In the event of the occurrence of the circumstances described in (1), (2), or (3) above, the Trustee shall purchase or sell such shares as soon as possible thereafter. The Trustee may purchase and sell shares of Sponsor Stock wherever Sponsor Stock is traded. The Trustee shall purchase and sell Sponsor Stock for the Trust on such terms as to price, delivery and otherwise as the Trustee determines in its sole discretion. Neither the Sponsor nor any of its subsidiaries or affiliates nor the Administrator may exercise any control or influence over the times when, or the prices at which, shares of Sponsor Stock are purchased or sold by the Trustee, the amount of Sponsor Stock to be purchased or sold, the manner in which purchases or sales are made or the selection of the broker or dealer through, from or to whom the purchases or sales are executed or made. It is the intent of the Sponsor and the Trustee that the Trustee shall at all times qualify as an “agent independent of the issuer,” as that term is used in Rule 10b-18 promulgated under the Securities Exchange Act of 1934, as amended.
               (B) Use of an Affiliated Broker. The Sponsor hereby authorizes the Trustee to use Fidelity Brokerage Services, Inc. (“FBSI”) to provide brokerage services in connection with any purchase or sale of Sponsor Stock. FBSI shall execute such directions directly or through its affiliate, National Financial Services Company (“NFSC”). The provision of brokerage services shall be subject to the following:
                    (i) To the extent such services are utilized, as consideration for such brokerage services, the Sponsor agrees that FBSI shall be entitled to remuneration under this authorization provision in the amount of five cents ($.05) commission on each share of Sponsor Stock up to 10,000 shares in a singular transaction, four cents ($.04) commission on each share of Sponsor Stock from 10,001 to 20,000 shares in a singular transaction, and three and one-half cents ($.035) commission on each share of Sponsor Stock in excess of 20,000 shares in a singular transaction. Any change in such remuneration may be made only by a signed agreement between Sponsor and Trustee.
                    (ii) Any successor organization of FBSI, through reorganization, consolidation, merger or similar transactions, shall, upon consummation of such transaction, become the successor broker in accordance with the terms of this authorization provision.

                    (iii) The Trustee and FBSI shall continue to rely on this authorization provision until notified to the contrary. The Sponsor reserves the right to terminate this authorization upon sixty (60) days written notice to FBSI (or its successor) and the Trustee.
          (iii) Securities Law Reports. The Sponsor shall be responsible for filing all reports required under Federal or state securities laws with respect to the Trust’s ownership of Sponsor Stock, including, without limitation, any reports required under section 13 or 16 of the Securities Exchange Act of 1934, and shall immediately notify the Trustee in writing of any requirement to stop purchases or sales of Sponsor Stock pending the filing of any report. The Sponsor shall be responsible for the registration of any Plan interests required under Federal or state securities laws. The Trustee shall provide to the Sponsor such information on the Trust’s ownership of Sponsor Stock as the Sponsor may reasonably request in order to comply with Federal or state securities laws.
          (iv) Rights in Sponsor Stock. With respect to all rights including the right to vote, the right to tender, and the right to withdraw shares previously tendered, in the case of Sponsor Stock held by the Trust, the Trustee shall follow the directions of the Administrator.
          (v) Conversion. All provisions in this Section 4(e) shall also apply to any securities received as a result of a conversion of Sponsor Stock.
     (f) Trustee Powers and Responsibility. The Trustee shall have the following powers and authority:
          (i) Subject to the preceding provisions of this Section 4, to sell, exchange, convey, transfer, or otherwise dispose of any property held in the Trust, by private contract or at public auction. No person dealing with the Trustee shall be bound to see to the application of the purchase money or other property delivered to the Trustee or to inquire into the validity, expediency, or propriety of any such sale or other disposition.
          (ii) To cause any securities or other property held as part of the Trust to be registered in the Trustee’s own name, in the name of one or more of its nominees, or in the Trustee’s account with the Depository Trust Company of New York and to hold any investments in bearer form, but the books and records of the Trustee shall at all times show that all such investments are part of the Trust.

          (iii) To keep that portion of the Trust in cash or cash balances as the Sponsor or Administrator may, from time to time, deem to be in the best interest of the Trust.
          (iv) To make, execute, acknowledge, and deliver any and all documents of transfer or conveyance and to carry out the powers herein granted.
          (v) With the prior written consent of the Sponsor, to settle, compromise, or submit to arbitration any claims, debts, or damages due to or arising from the Trust; to commence or defend suits or legal or administrative proceedings; to represent the Trust in all suits and legal and administrative hearings; and to pay all reasonable expenses arising from any such action, from the Trust if not paid by the Sponsor.
          (vi) With the prior written consent of the Sponsor, to employ legal, accounting, clerical, and other assistance as may be required in carrying out the provisions of this Agreement and to pay their reasonable expenses and compensation from the Trust if not paid by the Sponsor.
          (vii) To do all other acts although not specifically mentioned herein, as the Trustee may deem necessary to carry out any of the foregoing powers and the purposes of the Trust.
     Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code. The determination regarding whether an annual fiduciary tax return should be filed for the Trust shall rest solely with the Sponsor and the Trustee shall incur no liability with respect to such determination.
     Notwithstanding any provision contained in this Trust Agreement, the Sponsor shall have the right from time to time in its sole discretion to substitute assets of equal fair market value for any asset held by the Trust. This right is exercisable by the Sponsor in a nonfiduciary capacity without the approval or consent of any person in a fiduciary capacity.

Section 5. Recordkeeping and Administrative Services to Be Performed.
          (a) General. The Trustee shall perform those recordkeeping and administrative functions described in Schedule “A” attached hereto. These recordkeeping and administrative functions shall be performed within the framework of the Administrator’s written directions regarding the Plan’s provisions, guidelines and interpretations.
          (b) Accounts. The Trustee shall keep accurate accounts of all investments, receipts, disbursements, and other transactions hereunder, and shall report to the Administrator and individual participants the value of the assets held in the Trust as of the last day of each fiscal quarter of the Plan and, if not on the last day of a fiscal quarter, the date on which the Trustee resigns or is removed as provided in Section 8 of this Agreement or is terminated as provided in Section 10 (the “Reporting Date”). Within thirty (30) days following each Reporting Date or within sixty (60) days in the case of a Reporting Date caused by the resignation or removal of the Trustee, or the termination of this Agreement, the Trustee shall file with the Administrator a written account setting forth all investments, receipts, disbursements, and other transactions effected by the Trustee between the Reporting Date and the prior Reporting Date, and setting forth the value of the Trust as of the Reporting Date. Except as otherwise required under applicable law and except in the event of gross negligence of the Trustee, upon the expiration of six (6) months from the date of filing such account with the Administrator, the Trustee shall have no liability or further accountability to anyone with respect to the propriety of its acts or transactions shown in such account, except with respect to such acts or transactions as to which the Administrator shall within such six (6) month period file with the Trustee written objections.
          (c) Inspection and Audit. All records generated by the Trustee in accordance with paragraphs (a) and (b) shall be open to inspection and audit, during the Trustee’s regular business hours prior to the termination of this Agreement and within a reasonable period thereafter, by the Administrator or any person designated by the Administrator. Upon the resignation or removal of the Trustee or the termination of this Agreement, the Trustee shall, upon written direction of the Sponsor, provide to the Administrator, at no expense to the Sponsor, in the format regularly provided to the Administrator, a statement of each participant’s accounts as of the resignation, removal, or termination, and the Trustee shall, upon written direction of the Sponsor, provide to the Administrator or the Plan’s new recordkeeper such further records as are reasonable, at the Sponsor’s expense.

          (d) Effect of Plan Amendment. The Sponsor shall deliver to the Trustee a copy of any amendment to the Plan as soon as administratively feasible following the amendment’s adoption, and the Administrator shall provide the Trustee, on a timely basis, with all the information the Administrator deems necessary for the Trustee to perform the recordkeeping and administrative services and with such other information as the Trustee may reasonably request.
          (e) Returns, Reports and Information. The Administrator shall be responsible for the preparation and filing of all returns, reports, and information required of the Trust or Plan by law. The Trustee shall provide the Administrator with such information as the Administrator may reasonably request to make these filings. The Administrator shall also be responsible for making any disclosures to participants required by law.
Section 6. Compensation and Expenses. Within thirty (30) days of receipt of the Trustee’s bill, which shall be computed and billed in accordance with Schedule “B” attached hereto and made a part hereof, as amended from time to time, the Sponsor shall send to the Trustee a payment in such amount or the Sponsor may direct the Trustee to deduct such amount from participants’ accounts. All expenses of the Trustee relating directly to the acquisition and disposition of investments constituting part of the Trust, any portion of the Trustee’s bill not paid by the Sponsor, and all taxes of any kind whatsoever that may be levied or assessed under existing or future laws upon or in respect of the Trust or the income thereof, shall be a charge against and paid from the appropriate Plan participants’ accounts.
Section 7. Directions and indemnification.
     (a) Identity of Administrator. The Trustee shall be fully protected in relying on the fact that the Administrator under the Plan is the individual or persons named as such above or such other individuals or persons as the Sponsor may notify the Trustee, from time to time, in writing.
     (b) Directions from Administrator. Whenever the Administrator provides a direction to the Trustee, the Trustee shall not be liable for any loss, or by reason of any breach, arising from the direction if the direction is contained in a writing (or is oral and immediately confirmed in a writing) signed by any individual whose name and signature have been submitted (and not withdrawn) in writing to the Trustee by the Administrator in the form attached hereto as Schedule “C”, provided the Trustee reasonably believes the signature of the individual to be genuine. Such direction may be made via EDT in accordance with procedures agreed to by the Administrator and the Trustee; provided, however, that the Trustee shall be fully protected in relying on such direction as if it were a direction made in writing by the Administrator. Provided that the Trustee reasonably believes the signature on a written direction to be genuine, the Trustee shall have no responsibility to ascertain any direction’s (i) accuracy, (ii) compliance with the terms of the Plan or any applicable law, or (iii) effect for tax purposes or otherwise.
     (c) Directions from Participants. The Trustee shall not be liable for any loss which arises from any participant’s exercise or non-exercise of rights under Section 4 hereof; provided that the Trustee shall have performed its obligations hereunder with respect to the investment of trust assets.
     (d) Indemnification. The Sponsor shall indemnify the Trustee against, and hold the Trustee harmless from, any and all loss, damage, penalty, liability, cost, and expense, including without limitation, reasonable attorneys’ fees and disbursements, that may be incurred by, imposed upon, or asserted against the Trustee by reason of any claim, regulatory proceeding, or litigation arising from any act done or omitted to be done by any individual or person with respect to the Plan or Trust, excepting only any and all loss, etc., arising solely from the negligence, gross negligence or willful misconduct of the Trustee or any of its employees, agents or assigns.
     (e) Survival. The provisions of this Section 7 shall survive the termination of this Agreement.
Section 8. Resignation or Removal of Trustee.
     (a) Resignation. The Trustee may resign at any time upon sixty (60) days’ notice in writing to the Sponsor, unless a shorter period of notice is agreed upon by the Sponsor.
     (b) Removal. The Sponsor may remove the Trustee at any time upon sixty (60) days’ notice in writing to the Trustee, unless a shorter period of notice is agreed upon by the Trustee.
     (c) Transfer of Trust Assets. Upon resignation or removal of the Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within sixty (60) days after receipt of notice of resignation, removal or transfer, unless the Sponsor extends the time limit.

     (d) Successor. If the trustee resigns or is removed, a successor shall be appointed, in accordance with Section 9 hereof, by the effective date of resignation or removal under paragraph (a) or (b) of this section. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustee in connection with the proceedings shall be allowed as administrative expenses of the Trust.
Section 9. Successor Trustee.
     (a) Appointment. If the office of Trustee becomes vacant for any reason, the Sponsor may in writing appoint a successor trustee under this Agreement. The successor Trustee shall have all of the rights, powers, privileges, obligations, duties, liabilities, and immunities granted to the Trustee under this Agreement. The successor Trustee and predecessor Trustee shall not be liable for the acts or omissions of the other with respect to the Trust.
     (b) Acceptance. When the successor Trustee accepts its appointment under this Agreement, title to and possession of the Trust assets shall immediately vest in the successor Trustee without any further action on the part of the predecessor Trustee. The predecessor Trustee shall execute all instruments and do all acts that reasonably may be necessary or reasonably may be requested in writing by the Sponsor or the successor Trustee to vest title to all Trust assets in the successor Trustee or to deliver all Trust assets to the successor Trustee.
     (c) Corporate Action. Any successor of the Trustee or successor Trustee, through sale or transfer of the business or trust department of the Trustee or successor Trustee, or through reorganization, consolidation, or merger, or any similar transaction, shall, upon consummation of the transaction, become the successor Trustee under this Agreement and shall be subject to the terms of this Trust Agreement.
Section 10. Termination. This Trust Agreement may be terminated at any time by the Sponsor upon sixty (60) days’ notice in writing to the Trustee, provided that the termination of the Trust shall not be effective until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan. Upon termination of the Trust, any assets remaining in the Trust shall be returned to the Sponsor. On the date of the termination of this Trust Agreement, the Trustee shall comply with the provisions of paragraph (c) of Section 8.

Section 11. Resignation, Removal, and Termination Notices. All notices of resignation, removal, or termination under this Trust Agreement must be in writing and mailed to the party to which the notice is being given by certified or registered mail, return receipt requested, to the Sponsor c/o Christina Frenzer, The Scotts Company, 14111 Scottslawn Road, Marysville, OH 43011, and to the Trustee c/o John M. Kimpel, Fidelity Investments, 82 Devonshire Street, Boston, Massachusetts 02109, or to such other addresses as the parties have notified each other of in the foregoing manner.
Section 12. Duration. This Trust shall continue in effect without limit as to time, subject, however, to the provisions of this Trust Agreement relating to amendment, modification, and termination thereof.
Section 13. Insolvency of Sponsor.
     (a) Trustee shall cease disbursement of funds for payment of benefits to Plan participants and their beneficiaries if the Sponsor is insolvent. Sponsor shall be considered “Insolvent” for purposes of this Trust Agreement if (i) Sponsor is unable to pay its debts as they become due, or (ii) Sponsor is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.
     (b) All times during the continuance of this Trust, the principal and income of the Trust shall be subject to claims of general creditors of the Sponsor under federal and state law as set forth below.
          (i) The Board of Directors and the Chief Executive Officer of the Sponsor shall have the duty to inform Trustee in writing of Sponsor’s Insolvency. If a person claiming to be a creditor of the Sponsor alleges in writing to Trustee that Sponsor has become Insolvent, Trustee shall determine whether Sponsor is Insolvent and, pending such determination, Trustee shall discontinue disbursements for payment of benefits to Plan participants or their beneficiaries.
          (ii) Unless Trustee has actual knowledge of Sponsor’s Insolvency, or has received notice from Sponsor or a person claiming to be a creditor alleging that Sponsor is Insolvent, Trustee shall have no duty to inquire whether Sponsor is Insolvent. Trustee may in all events rely on such evidence concerning Sponsor’s solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Sponsor’s solvency.
          (iii) If any time Trustee has determined that Sponsor is Insolvent, Trustee shall discontinue disbursements for payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of Sponsor’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Plan participants or their beneficiaries to pursue their rights as general creditors of Sponsor with respect to benefits due under the Plan or otherwise.
          (iv) Trustee shall resume disbursement for the payment of benefits to Plan participants or their beneficiaries in accordance with Section 3 of this Trust Agreement only after Trustee has determined that Sponsor is not Insolvent (or is no longer insolvent).
     (c) Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to (a) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by Sponsor in lieu of the payments provided for hereunder during any such period of discontinuance.
Section 14. Amendment or Modification. This Agreement may be amended or modified at any time and from time to time only by an instrument executed by both the Sponsor and the Trustee. Notwithstanding the foregoing, (a) no such amendment or modification shall conflict with the terms of the Plan or shall make the Trust revocable; and (b) to reflect increased operating costs; the Trustee may once each calendar year, amend Schedule “B” without the Sponsor’s consent upon ninety (90) days’ prior written notice to the Sponsor.
Section 15. General.
     (a) Performance by Trustee, its Agents or Affiliates. The Sponsor acknowledges and authorizes that the services to be provided under this Trust Agreement shall be provided by the Trustee, its agents or affiliates, including Fidelity Investments Institutional Operations Company or its successor, and that certain of such services may be provided pursuant to one or more other contractual agreements or relationships.

     (b) Entire Agreement. This Trust Agreement contains all of the terms agreed upon between the parties with respect to the subject matter hereof.
     (c) Waiver. No waiver by either party of any failure or refusal to comply with an obligation hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.
     (d) Successors and Assigns. The stipulations in this Trust Agreement shall inure to the benefit of, and shall bind, the successors and assigns of the respective parties.
     (e) Partial Invalidity. If any term or provision of this Trust Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Trust Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Trust Agreement shall be valid and enforceable to the fullest extent permitted by law.
     (f) Section Headings. The headings of the various sections and subsections of this Trust Agreement have been inserted only for the purposes of convenience and are not part of this Trust Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Trust Agreement.
Section 16. Governing Levy.
     (a) Massachusetts Law Controls. This Trust Agreement is being made in the Commonwealth of Massachusetts, and the Trust shall be administered as a Massachusetts trust. The validity, construction, effect, and administration of this Trust Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, except to the extent those laws are superseded under section 514 of ERISA.
     (b) Trust Agreement Controls. The Trustee is not a party to the Plan, and, with respect to the rights, duties and obligations of the Trustee, in the event of any conflict between the provisions of the Plan and the provisions of this Trust Agreement, the provisions of this Trust Agreement shall control.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

THE SCOTTS COMPANY

Attest:	/s/ Susan Duvall	By:	/s/ Rosemary L. Smith
	Witness		Vice President

FIDELITY MANAGEMENT TRUST
COMPANY

Attest:	/s/ Douglas O. Kent	By:	/s/ Joseph DiBenedetto
	Assistant Clerk		Vice President

Schedule “A”
RECORDKEEPING AND ADMINISTRATIVE SERVICES
Administration
•	Establishment and maintenance of participant account and election percentages.

•	Maintenance of 12 plan investment options:
•	Fidelity Puritan

•	Fidelity Spartan US Equity Index

•	Fidelity Blue Chip Growth

•	Fidelity Contrafund

•	Barron Asset Fund

•	Fidelity World Wide

•	Scotts Stock Fund

•	Freedom Retirement Income

•	Freedom 2000

•	Freedom 2010

•	Freedom 2020

•	Freedom 2030
•	Maintenance of 6 money classifications:
•	Employee Pre-Tax

•	Employee After-Tax

•	Bonus Deferral

•	Rollover

•	Employer Match

•	Retirement Contributions
•	Processing of mutual fund trades.

•	The Trustee will provide only the recordkeeping and administrative services set forth on this Schedule “A” and no others.
Processing
•	Monthly processing of contribution data.

•	Daily processing of transfers and changes of future allocations.

•	Monthly processing of withdrawals.

•	Monthly processing of transfers and changes of future allocations from stock fund
Other
•	Prepare and mail to the participant, a confirmation of the transactions (exchanges and changes to investment mix elections) within five (5) business days of the participants instructions.

•	Prepare, reconcile and deliver a monthly Trial Balance Report presenting all money classes and investments. This report is based on the market value as of the last business day of the month. The report will be delivered not later than thirty (30) days after the end of each month in the absence of unusual circumstances.

•	Prepare, reconcile and deliver a Quarterly Administrative Report presenting both on a participant and a total plan basis all money classes, investment positions and a summary of all activity of the participant and plan as of the last business day of the quarter. The report will be delivered not later that thirty (30) days after the end of each quarter in the absence of unusual circumstances.

•	Prepare and distribute, either to the Sponsor or to each plan participant directly, a quarterly detailed participant statement reflecting all activity for the period. Statements will be delivered not later than thirty (30) days after each quarter in the absence of unusual circumstances.

•	Reconcile and process, on a quarterly basis, participant withdrawal requests as approved and directed by the Sponsor.

•	Handle Federal and State income tax reporting and withholding on benefit payments to participants and their beneficiaries.

•	Issuance of a Form 1099-DIV and Form 1099-B to the Sponsor for each mutual fund for the calendar year end.

•	Employee communications describing available investment options, including multimedia informational materials and group presentations.

ADMINISTRATOR		FIDELITY MANAGEMENT TRUST
COMPANY

By:	/s/ Rosemary L. Smith 1/7/97	By:	/s/ Joseph DiBenedetto	1/23/98

	Date		Vice President	Date

Schedule “B”
FEE SCHEDULE

•	Annual Participant Fee	$5,000 per year*, billed and payable quarterly.

•	Remote Access Fee (optional)	$1,000 per year, plus a monthly charge for TYMNET usage. A one-time installation fee of $1,500 will also be charged to the Sponsor in the first year.
•	This fee will be imposed pro rata for each calendar quarter, or any part thereof, that it remains necessary to maintain a participant’s account(s) as part of the Plan’s records, e.g., vested, deferred, forfeiture, top-heavy and terminated participants who must remain on file through calendar year-end for reporting purposes.

•	Outside Mutual Funds	An annual administrative service fee shall be paid to Fidelity by each mutual fund not advised by Fidelity Management & Research Company equal to a percentage (currently 25 basis points) of the Plan assets invested in that mutual fund.
Trustee Fees
•	An annual fee equal to .02 percent of the assets held in the Trust, subject to a $2,500.00 minimum and a $5,000.00 maximum per year, billed and payable quarterly.

ADMINISTRATOR		FIDELITY MANAGEMENT TRUST
COMPANY

By:	/s/ Rosemary L. Smith 1/7/97	By:	/s/ Joseph DiBenedetto	1/23/98

	Date		Vice President	Date

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Schedule “D”
TELEPHONE EXCHANGE GUIDELINES
The following telephone exchange procedures are currently employed by Fidelity Institutional Retirement Services Company (FIRSCO), an affiliate of the Trustee.
Telephone exchange hours are 8:30 a.m. (ET) to 8:00 p.m. (ET) on each business day. A “business day” is any day on which the New York Stock Exchange is open.
FIRSCO reserves the right to change these telephone exchange procedures at its discretion.
Mutual Funds
Exchanges Between Mutual Funds

Participants may call on any business day to exchange between the mutual funds. If the request is received before 4:00 p.m. (ET), it will receive that day’s trade date. Calls received after 4:00 p.m. (ET) will be processed on a next business day basis.
Sponsor Stock
I.	Exchanges from Mutual Funds Into Sponsor Stock

Sponsor Stock exchanges are processed on a monthly cycle. Participants who wish to exchange out of a mutual fund into Sponsor Stock may call at any time. However, such requests shall be processed only between the 1st and the 15th of the month. No calls will be accepted after 4:00 p.m. (ET) on the 15th (or previous business day if the 15th is not a business day).

Mutual fund shares are sold on the 15th of the month (or the previous business day if the 15th is not a business day) and the Sponsor Stock is purchased within two (2) business days after the date on which the mutual fund shares are sold.

II.	Exchanges from Sponsor Stock into Mutual Funds

Participants who wish to exchange out of Sponsor Stock into mutual funds may call at any time. However, such requests shall be processed only between the 1st and the 15th of the month. No calls will be accepted after 4:00 p.m. (ET) on the 15th (or previous business day if the 15th is not a business day).

The Sponsor Stock is sold on the 16th (or the next business day if the 16th is not a business day) and the subsequent purchase into mutual funds will take place three (3) business days later. This allows for settlement of the stock trade at the custodian and the corresponding transfer to Fidelity.

Schedule “E”
OPERATIONAL GUIDELINES FOR NON-FIDELITY MUTUAL FUNDS
Pricing
By 7:00 p.m. Eastern Time (“ET”) each Business Day, the Non-Fidelity Mutual Fund Vendor (Fund Vendor) will input the following information (“Price Information”) into the Fidelity Participant Recordkeeping System (“FPRS”) via the remote access price screen that Fidelity Investments Institutional Operations Company, Inc. (“FIIOC”), an affiliate of the Trustee, has provided to the Fund Vendor: (1) the net asset value for each Fund at the Close of Trading, (2) the change in each Fund’s net asset value from the Close of Trading on the prior Business Day, and (3) in the case of an income fund or funds, the daily accrual for interest rate factor (“mil rate”). FIIOC must receive Price Information each Business Day (a “Business Day” is any day the New York Stock Exchange is open). If on any Business Day the Fund Vendor does not provide such Price Information to FIIOC, FIIOC shall pend all associated transaction activity in the Fidelity Participant Recordkeeping System (“FPRS”) until the relevant Price Information is made available by Fund Vendor.
Trade Activity and Wire Transfers
By 7:00 a.m. ET each Business Day following Trade Date (“Trade Date plus One”), FIIOC will provide, via facsimile, to the Fund Vendor a consolidated report of net purchase or net redemption activity that occurred in each of the Funds up to 4:00 p.m. ET on the prior Business Day. The report will reflect the dollar amount of assets and shares to be invested or withdrawn for each Fund. FIIOC will transmit this report to the Fund Vendor each Business Day, regardless of processing activity. In the event that data contained in the 7:00 a.m. ET facsimile transmission represents estimated trade activity, FIIOC shall provide a final facsimile to the Fund Vendor by no later than 9:00 a.m. ET. Any resulting adjustments shall be processed by the Fund Vendor at the net asset value for the prior Business Day.
The Fund Vendor shall send via regular mail to FIIOC transaction confirms for all daily activity in each of the Funds. The Fund Vendor shall also send via regular mail to FIIOC, by no later than the fifth Business Day following calendar month close, a monthly statement for each Fund. FIIOC agrees to notify the Fund Vendor of any balance discrepancies within twenty (20) Business Days of receipt of the monthly statement.
For purposes of wire transfers, FIIOC shall transmit a daily wire for aggregate purchase activity and the Fund Vendor shall transmit a daily wire for aggregate redemption activity, in each case including all activity across all Funds occurring on the same day.
Prospectus Delivery
FIIOC shall be responsible for the timely delivery of Fund prospectuses and periodic Fund reports (“Required Materials”) to Plan participants, and shall retain the services of a third-party vendor to handle such mailings. The Fund Vendor shall be responsible for all materials and production costs, and hereby agrees to provide the Required Materials to the third-party vendor selected by FIIOC. The Fund Vendor shall bear the costs of mailing annual Fund reports to Plan participants. FIIOC shall bear the costs of mailing prospectuses to Plan participants.
Proxies
The Fund Vendor shall be responsible for all costs associated with the production of proxy materials. FIIOC shall retain the services of a third-party vendor to handle proxy solicitation mailings and vote tabulation. Expenses associated with such services shall be billed directly to the Fund Vendor by the third-party vendor.
Participant Communications
The Fund Vendor shall provide internally-prepared fund descriptive information approved by the Funds’ legal counsel for use by FIIOC in its written participant communication materials. FIIOC shall utilize historical performance data obtained from third-party vendors (currently Morningstar, Inc., FACTSET Research Systems and Lipper Analytical Services) in telephone conversations with plan participants and in quarterly participant statements. The Sponsor hereby consents to FIIOC’s use of such materials and acknowledges that FIIOC is not responsible for the accuracy of such third-party information. FIIOC shall seek the approval of the Fund Vendor prior to retaining any other third-party vendor to render such data or materials under this Agreement.
Compensation
FIIOC shall be entitled to fees as set forth in a separate agreement with the Fund Vendor.
Indemnification
The Fund Vendor shall be responsible for compensating participants and/or FIIOC in the event that losses occur as a result of (1) the Fund Vendor’s failure to provide FIIOC with Price Information or (2) providing FIIOC with incorrect Price Information.